EXHIBIT 5

June 19, 2003

Mr. Richard T. Haston

Executive Vice President

Chief Financial Officer and Treasurer

NBC Capital Corporation

1108 Highway 82 W.

Starkville, Mississippi 39759

Dear Mr. Haston:

We have acted as counsel for NBC Capital Corporation (“NBC”) in connection with the proposed filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering 500,000 shares of NBC common stock, $1.00 par value per share, (the “Shares”) which may be issued to employees of NBC in connection with the terms of the NBC 2003 Long-Term Incentive Compensation Plan (the “Plan”).

Based on the foregoing and upon our examination of such matters as we deem necessary in order to furnish this opinion, we are of the opinion that, when issued in accordance with the Plan, the Shares will be validly issued, fully paid and non-assessable.

We consent to the filing of a copy of this opinion as an exhibit to the Registration Statement and any amendment thereto.

Very truly yours, ADAMS AND REESE

By:	/s/ Virginia Boulet
Virginia Boulet